Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

This is a public announcement by Unilever N.V. pursuant to section 17 paragraph 1 of the European Market Abuse Regulation (596/2014). This public announcement does not constitute an offer, or any solicitation of any offer, to buy or subscribe for any securities in Unilever N.V.

This is a press release by Kraft Heinz pursuant to the provisions of Section 4 Paragraph 3 of the Decree on Public Takeover Bids (Besluit Openbare Biedingen Wft) of the Netherlands.

For immediate release	19 February 2017

Joint Statement from Unilever PLC and Unilever N.V. (“Unilever”)

and The Kraft Heinz Company (“Kraft Heinz”)

Unilever and Kraft Heinz hereby announce that Kraft Heinz has amicably agreed to withdraw its proposal for a combination of the two companies.

Unilever and Kraft Heinz hold each other in high regard. Kraft Heinz has the utmost respect for the culture, strategy and leadership of Unilever.

Enquiries:
Unilever
Media
Media Relations Team		+44 7917 271 819
+44 7825 049 151

Investors
Institutional investors:	Investor Relations Team	+44 207 822 6830
Private investors:	Shareholder Services	+44 207 822 5500

Kraft Heinz
Michael Mullen (media)	Michael.Mullen@kraftheinzcompany.com